Exhibit 10.32

EXECUTION COPY

$800,000,000

INTERIM TERM LOAN AGREEMENT

Dated as of July 7, 2006

among

WYNDHAM WORLDWIDE CORPORATION,

as Borrower

THE LENDERS REFERRED TO HEREIN,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

THE ROYAL BANK OF SCOTLAND PLC

and

THE BANK OF NOVA SCOTIA,

as Syndication Agents

and

BANK OF AMERICA, N.A.

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Documentation Agents

J.P. MORGAN SECURITIES INC.,

RBS SECURITIES CORPORATION and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

1.1	Certain Transactions Related to Spin-Off
2.1	Commitments
3.7	Transferred Properties

EXHIBITS

A	Form of Cendant Guaranty
B	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
C	Form of Assignment and Acceptance
D	Form of Compliance Certificate
E	Form of Borrowing Request

CREDIT AGREEMENT (the “Agreement”) dated as of July 7, 2006, among WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the lenders referred to herein (the “Lenders”), THE ROYAL BANK OF SCOTLAND PLC, and THE BANK OF NOVA SCOTIA, as syndication agents (the “Syndication Agents”), BANK OF AMERICA, N.A. and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as documentation agents (the “Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”; together with the Syndication Agents and the Documentation Agents, the “Agents”) for the Lenders.

The parties hereto hereby agree as follows:

1. DEFINITIONS

For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:

“Act” shall have the meaning assigned to such term in Section 10.16.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise (it being understood that, upon the consummation of the Spin-Off, Cendant, Avis Budget Holdings, LLC, Realogy Corporation, Travelport Inc., their respective Subsidiaries and any successors to such entities shall not be Affiliates of the Borrower).

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect for such day and (b) the Federal Funds Effective Rate in effect for such day plus  1/2 of 1%. For purposes hereof, “Prime Rate” shall mean the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including, without limitation, the inability or failure of the

Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.

“Applicable Law” shall mean, with respect to any Person, all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all binding orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or is subject.

“Assignment and Acceptance” shall mean an agreement in the form of Exhibit C hereto, executed by the assignor, assignee and the other parties as contemplated thereby.

“Basis Point” shall mean 1/100th of 1%.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrowing” shall mean a group of Loans of a single Interest Rate Type made by the Lenders on the Closing Date pursuant to Section 2.2 or which are refinanced pursuant to Section 2.10 and as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank market.

“Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of twelve months from the date of acquisition, (ii) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (iii) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (ii) above: (a) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (b) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (i) above, (iv) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. §270.2A-7 (April 1, 2004), and (v) municipal securities: (a) for which the pricing period in effect is not more than twelve months long and (b) rated at least “P-1” by Moody’s or “A-1” by S&P.

“Cendant” shall mean Cendant Corporation, a Delaware corporation.

“Cendant Guaranty” shall mean the guaranty agreement to be executed and delivered by Cendant, substantially in the form of Exhibit A (it being understood that Cendant’s obligations thereunder shall terminate simultaneously with the Spin-Off).

“Change in Control” shall mean (a) prior to the Spin-Off, (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of Cendant on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors of Cendant (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Cendant, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Cendant then in office or (iii) Cendant shall cease to own, directly or through one or more wholly-owned Subsidiaries, all of the capital stock of the Borrower, free and clear of any direct or indirect Liens (other than statutory Liens) and (b) after the Spin-Off, (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the date of the Spin-Off constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the date of the Spin-Off or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office. Notwithstanding anything to the contrary contained in this definition, the consummation of the Spin-Off shall not result in a Change of Control.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.2 have been satisfied or waived, which shall in no event be later than September 30, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto. The original aggregate amount of the Commitments is $800,000,000.

“Confidential Information” shall mean information concerning the Borrower, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, which is furnished to any Lender by the Borrower or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by such Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.

“Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) Consolidated Interest Expense, (v) amortization expense, (vi) fees, expenses and charges incurred in connection with the Spin-Off through December 31, 2007 in an aggregate amount not to exceed $250,000,000, (vii) payments made in respect of legacy Cendant expense reimbursement obligations in an aggregate amount not to exceed $35,000,000 during any Rolling Period and (viii) other non-cash items reducing Consolidated Net Income, minus (plus) (ix) any non-recurring gains (losses) on business unit dispositions outside the ordinary course of business if such gains (losses) are included in Consolidated Net Income) minus (x) any cash expenditures during such period in excess of $25,000,000 to the extent such cash expenditures (A) did not reduce Consolidated Net Income for such period and (B) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods (including reserves established upon the consummation of the Spin-Off), all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP; provided that to the extent the aggregate amount of cash expenditures referred to in clause (x) above exceeds $50,000,000 in any period of measurement, such amounts may be spread ratably over the period being measured and the periods of measurement for the subsequent three fiscal years, provided, however, that in any annual measurement period the maximum amount being spread may not exceed $75,000,000 and any excess over that amount must be reflected fully in the relevant measurement period. Notwithstanding the foregoing, in calculating Consolidated EBITDA pro forma effect shall be given to each (1) acquisition of a Consolidated Subsidiary or any other entity acquired by the Borrower or any of its Consolidated Subsidiaries in a merger, where the purchase price or merger consideration exceeds $25,000,000 during such period and (2) disposition property by the Borrower and its Consolidated Subsidiaries yielding gross profits in excess of $25,000,000 during such period as if such acquisition or disposition had been made on the first day of such period; provided that for purposes of determining the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio, Consolidated EBITDA for the fiscal quarters ending December 31, 2005 and March 31, 2006 shall be $177,000,000 and $182,000,000, respectively.

“Consolidated Financial Statements” shall have the meaning assigned to such term in Section 3.4(b).

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for purposes of determining the Consolidated Interest Coverage Ratio for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Interest Expense for the relevant Rolling Period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter and, each previous fiscal quarter commencing after June 30, 2006, multiplied by 4, 2 and 4/3, respectively.

“Consolidated Interest Expense” shall mean for any period for which such amount is being determined, total interest expense paid or payable in cash (including that properly attributable to Capital Leases in accordance with GAAP but excluding in any event (x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs) of the Borrower and its Consolidated Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under Interest Rate Protection Agreements minus, without duplication, any interest income of the Borrower and its Consolidated Subsidiaries on a consolidated basis during such period. Notwithstanding the foregoing, interest expense in respect of any Securitization Indebtedness, any Non-Recourse Indebtedness or the Landal Facilities shall not be included in Consolidated Interest Expense.

“Consolidated Leverage Ratio” shall mean, as of the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (loss) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses (including indemnity obligations incurred or liabilities assumed in connection with the Spin-Off).

“Consolidated Net Worth” shall mean, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean (i) the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis using GAAP principles of consolidation, which is, at the dates as of which Consolidated Total Indebtedness is to be determined, includable as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, plus (ii) without duplication of any items included in Indebtedness pursuant to the foregoing clause (i), Indebtedness of others which the Borrower or any of its Consolidated Subsidiaries has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; provided that, for purposes of this definition, Indebtedness shall not include (u) Guaranty Obligations and contingent liabilities incurred or assumed in connection with the Spin-Off (including those determined in accordance with FIN 45 and SFAS 5), (v) Securitization Indebtedness, (w) the aggregate undrawn amount of outstanding Letters of Credit (as defined in the Five Year Credit Agreement), (x) Non-Recourse Indebtedness, (y) any amounts owed or owing under the Landal Facilities or (z) obligations incurred under any derivatives transaction entered into in the ordinary course of business pursuant to hedging programs. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.

“Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender which fails to make any Loan required to made by it in accordance with the terms and conditions of this Agreement.

“Disclosed Matters” shall mean public filings with the Securities and Exchange Commission made by the Borrower or any of its Subsidiaries on Form S-4, Form 8-K, Form 10-Q, Form 10-K or Form 10 (as filed at least three days prior to the Effective Date or Closing Date, as applicable).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean July 7, 2006.

“Environmental Law” shall mean all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of

an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning given such term in Section 7 hereof.

“Excess Cash” shall mean all cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $10,000,000.

“Excluded Taxes” shall mean, with respect to any Lender, or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes and franchise taxes based on (or measured by) its net income or net profits (or franchise taxes imposed in lieu of net income taxes) imposed on such Lender or other recipient as a result of a present or former connection between such Lender or such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment hereunder, or enforced, this Agreement) (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, (c) any withholding tax that is imposed on amounts payable to such Lender in Dollars, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.25(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.25(e), and (e) any Taxes imposed as a result of such Lender’s gross negligence or willful misconduct.

“Five-Year Credit Agreement” shall mean the Credit Agreement, dated July 7, 2006, among the Borrower, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative Agent.

“Fundamental Documents” shall mean this Agreement, the Cendant Guaranty, any Notes and any Compliance Certificate which is required to be executed by the Borrower pursuant to Section 5.1(c) and delivered to the Administrative Agent in connection with this Agreement.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 10.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Sections 6.5 and 6.6, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.4(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign.

“Guaranty Obligation” shall mean any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the amount of any Guaranty Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty Obligation would have recourse. Notwithstanding the foregoing definition, the term “Guaranty Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting account payables arising in the ordinary course and payable within 180 days); (ii) indebtedness of others of the type described in clause (i), (iii), (iv) or (v) of this definition of Indebtedness, which such Person has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (but only to the extent of the fair market value of such assets); (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than account payables arising in the ordinary course and payable within 180 days); or (v) obligations of such Person under Capital Leases.

“Indemnified Party” shall have the meaning assigned to such term in Section 10.5.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Interest Payment Date” shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day or if the date of the LIBOR Borrowing is the last day of any month, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.10 or is prepaid in accordance with Section 2.17; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period may be selected which would extend beyond the Maturity Date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include LIBOR and the Alternate Base Rate.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“Landal” shall mean Landal Greenparks Holding B.V.

“Landal Facilities” shall mean each of (a) the €70,000,000 Senior Mortgage Term Loan and Revolving Credit Facility Agreement (as amended and restated on September 30, 2004 by an Amendment and Restatement Agreement dated September 29, 2004) between Landal, as the borrower, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as the facility agent, BAYERISCHE HYPO- UND VEREINSBANK AG, as the security agent, and the banks party thereto and (b) the €117,500,000 capital lease facility as granted through approximately 1,700 sale and lease back arrangements of bungalow units to individual investors, for an average term of 20 years and implied annual interest of 6.5% or 7.5%.

“Lender and “Lenders” shall mean the financial institutions whose names appear at the foot hereof and any assignee of a Lender permitted pursuant to Section 10.3(b).

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.

“LIBOR” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the rate at which Dollar deposits approximately equal in principal amount to JPMorgan Chase Bank’s portion of such LIBOR Borrowing, and for a maturity comparable to such Interest Period, are offered to the principal London office of JPMorgan Chase Bank in immediately available funds in the London Interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Section 2.

“LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date or during such period pursuant to the applicable chart set forth in Section 2.26 based on the rating of the Borrower’s senior non-credit enhanced unsecured long-term debt.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” shall have the meaning assigned to such term in Section 2.1.

“Loan Parties” shall mean the Borrower and Cendant.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole; provided that for purposes of Section 3.5 and for all purposes on the Effective Date and the Closing Date, “Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Wyndham Businesses of Cendant, but excluding any event, development or circumstance resulting from (i) the resolution of matters relating to the accounting irregularities and errors referred to in Cendant’s report on Form 10-K for the period ending December 31, 2003, filed with the Securities and Exchange Commission and including the class action lawsuits referred to therein and other class action lawsuits arising as a result of the accounting irregularities and errors disclosed therein and (ii) the announcement of the Spin-Off and the consummation of the transactions contemplated thereby.

“Material Subsidiary” shall mean any Subsidiary (other than a Securitization Entity, Landal or Trendwest) of the Borrower which, together with its Subsidiaries (other than Securitization Entities, Landal or Trendwest) at the time of determination hold, or, solely with respect to Sections 7(f) and 7(g), any group of Subsidiaries which, if merged into each other at the time of determination would hold, assets constituting 15% or more of Consolidated Assets or accounts for 15% or more of Consolidated EBITDA for the Rolling Period immediately preceding the date of determination.

“Maturity Date” shall mean July 7, 2007.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or related thereto.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 10.17.

“Non-Recourse Indebtedness” shall mean a transaction or series of transactions pursuant to which the Borrower or any other Person (i) issues Indebtedness secured by, payable from or representing beneficial interests in assets of such Person for which neither the Borrower nor any of its Material Subsidiaries is liable in any way other than pursuant to Standard Securitization Undertakings (unless such liability of the Borrower or such Material Subsidiary is otherwise permitted to be incurred hereunder by the Borrower or such Material Subsidiary) or (ii) transfers or grants a security interest in assets of such Person to any Person that finances the acquisition of such assets through the issuance of securities or the incurrence of Indebtedness or issues obligations secured by such assets.

“Notes” shall mean any promissory notes evidencing Loans.

“Notes Issuance” shall mean any Indebtedness incurred under senior or senior subordinated notes of the Borrower.

“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of principal of, and interest on, the Loans and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Agreement or the Fundamental Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Fundamental Document.

“Participant” shall have the meaning assigned to such term in Section 10.3(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.3 hereof.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Balance Sheet” shall have the meaning assigned to such term in Section 3.4(a).

“Pro Forma Basis” shall mean in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Term Loans” shall have the meaning assigned to such term is Section 10.9(b).

“Replacement Term Loans” shall have the meaning assigned to such term is Section 10.9(b).

“Responsible Officer” shall mean the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Required Lenders” shall mean at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” shall mean Standard & Poor’s.

“Securitization Entity” shall mean any Subsidiary or other Person engaged solely in the business of effecting asset securitization transactions and related activities.

“Securitization Indebtedness” shall mean Indebtedness incurred by a Securitization Entity that does not permit or provide for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity).

“Spin-Off” shall mean the distribution to the shareholders of Cendant of all of the common stock of the Borrower and the transactions related thereto as described on Schedule 1.1.

“Standard Securitization Undertakings” shall mean representations, warranties (and any related repurchase obligations), servicer obligations, guaranties, repurchase obligations, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include those imposed under Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Percentage” shall mean, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

“Trendwest” shall mean Trendwest South Pacific Pty. Ltd.

“Trendwest South Pacific Facilities” shall mean each of (a) the A$97,500,000 Facility Agreement between Trendwest and Westpac Banking Corporation, (b) the A$102,500,000 Facility Agreement between Trendwest and The Royal Bank of Scotland and (c) the A$25,000,000 Facility Agreement between the Trendwest and The Royal Bank of Scotland.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wyndham Businesses of Cendant” shall mean the collective reference to the businesses of Cendant that comprise its Hospitality Services segment as of the Effective Date.

2. THE LOANS

SECTION 2.1. Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a term loan (a “Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.10.

SECTION 2.2. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitment; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be (i) in the case of LIBOR Loans, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of ABR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000.

(b) Each Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrower may request pursuant to Section 2.3 or 2.10, as applicable. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than nine separate Borrowings being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings and all Borrowings of a single Interest Rate Type made on a single date shall be considered a single Borrowing if such Borrowings have a common Interest Period.

(c) Subject to Section 2.3, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the Funding Office no later than 1:00 P.M. New York City time (2:00 P.M. New York City time, in the case of an ABR Borrowing) in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower maintained with the Administrative Agent. Loans shall be made by all the Lenders pro rata in accordance with Section 2.1 and this Section 2.2.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3. Borrowing Procedure.

In order to effect a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing notice in the form of Exhibit E (a) in the case of a LIBOR Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the day of a proposed Borrowing. Such notice shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to be a LIBOR Borrowing or an ABR Borrowing, (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof and (c) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Interest Rate Type of a Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower shall not have given a Borrowing Request in accordance with this Section 2.3 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with a LIBOR Borrowing of one month’s duration (or at any time after the occurrence, and during the continuation, of a Default or an Event of Default, an ABR Borrowing). The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.3 and of each Lender’s portion of the requested Borrowing.

SECTION 2.4. Reserved.

SECTION 2.5. Use of Proceeds.

The proceeds of the Loans shall be used (i) to fund a portion of a dividend to Cendant to finance, in part, the repayment, redemption, pre-funding or repurchase of existing Cendant indebtedness. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X of the Board.

SECTION 2.6. Reserved.

SECTION 2.7. Reserved.

SECTION 2.8. Reserved.

SECTION 2.9. Reserved.

SECTION 2.10. Refinancings.

The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or different Interest Rate Type pursuant to a notice under Sections 2.3, subject to the conditions and limitations set forth herein and elsewhere in this Agreement; provided, however, that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, a Borrowing or portion thereof may only be refinanced with an ABR Borrowing. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.12 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, which will repay the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower, and each Borrowing after the Closing Date will merely reflect a converted or continued interest rate option.

SECTION 2.11. Reserved.

SECTION 2.12. Repayment of Loans; Evidence of Debt.

(a) The Loans shall be payable in a single installment on the Maturity Date.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender made to the Borrower on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 7. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of the Loan made by it hereunder, the Interest Rate Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.12 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.13. Interest on Loans.

(a) Subject to the provisions of Section 2.14, the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Borrowing plus the applicable LIBOR Spread from time to time in effect. Interest on each LIBOR Borrowing shall be payable on each applicable Interest Payment Date.

(b) Subject to the provisions of Section 2.14, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the applicable margin, if any, for ABR Loans from time to time in effect pursuant to Section 2.26.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan. The LIBOR or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Interest on Overdue Amounts.

If the Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower shall, at the request of the Required Lenders, from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, in the case of amounts bearing interest determined by reference to the Prime Rate and a year of 360 days in all other cases, equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan, the rate applicable to such Loan under Section 2.13 plus 2% per annum and (b) in the case of any other Loan or amount, the rate that would at the time be applicable to an ABR Loan under Section 2.13 plus 2% per annum.

SECTION 2.15. Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined that Dollar deposits in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Borrowing pursuant to Section 2.3 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.16. Reserved.

SECTION 2.17. Prepayment of Loans.

(a) Prior to the Maturity Date, the Borrower shall have the right at any time to prepay any Borrowing, in whole or in part, subject to the requirements of Section 2.21 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent before 12:00 Noon, New York City, time at least one Business Day in the case of an ABR Loan and at least three Business Days in the case of a LIBOR Loan; provided, however, that each such partial prepayment shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000.

(b) If any Indebtedness shall be incurred by the Borrower through any Notes Issuance, an amount equal to the lesser of (i) 100% of the Net Cash Proceeds thereof or (ii) the aggregate amount of Loans outstanding shall be applied within five Business Days toward the prepayment of the Loans in accordance with Section 2.17(c).

(c) Each notice of prepayment pursuant to Section 2.17(a) shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid,

shall be irrevocable and shall commit the Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.17 shall be accompanied by accrued interest on the principal amount being prepaid, to the date of prepayment. Any amounts prepaid pursuant to this Section 2.17 may not be reborrowed.

SECTION 2.18. Eurocurrency Reserve Costs.

The Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Loan.

SECTION 2.19. Reserve Requirements; Change in Circumstances.

(a) Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.25, if after the Effective Date any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or (ii) shall impose on any Lender or the London Interbank market any other condition affecting this Agreement or any LIBOR Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost (other than the amount of Taxes, if any) to such Lender of making or maintaining any LIBOR Loan or to reduce the amount (other than a reduction resulting from an increase in Taxes, if any) of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender.

(b) Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.25, if, after the Effective Date, any Lender shall have determined in good faith that the adoption after the Effective Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.

(c) A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.19 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

(e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.19, Section 2.20 or Section 2.25 or (ii) would require the Borrower to pay an increased amount under this Section 2.19, Section 2.20 or Section 2.25, it will notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 2.19, Section 2.20 or Section 2.25 would be materially reduced or the Taxes payable under Section 2.25, or other amounts otherwise payable under this Section 2.19 or Section 2.20 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

(f) In the event any Lender shall have delivered to the Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or Section 2.25, the Borrower may (but subject in any such case to the payments required by Section 2.20), upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase from the Lender providing such notice the outstanding principal amount of the Loan made by such Lender and such Lender shall thereupon assign such Loan to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower shall pay all accrued interest and all other amounts (including without limitation all amounts payable under this Section) owing hereunder to such Lender as at such effective date for such assignment.

SECTION 2.20. Change in Legality.

(a) Notwithstanding anything to the contrary herein contained, if, after the Effective Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.20(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loans resulting from the conversion of such LIBOR Loans.

(b) For purposes of this Section 2.20, a notice to the Borrower by any Lender pursuant to Section 2.20(a) shall be effective on the date of receipt thereof by the Borrower.

SECTION 2.21. Reimbursement of Lenders.

(a) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR Loan if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBOR Loans and the applicable Loan is not made on the first day of the Interest Period specified by the Borrower for any reason other than (I) a suspension or limitation under Section 2.20 of the right of the Borrower to select a LIBOR Loan or (II) a breach by a Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.13, for the period from the date of such failure to borrow, to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount as reasonably determined by the Administrative Agent as the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.13, for the period from the date of such payment to the last day of the then current daily Interest Period for such Loan, over (B) the amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty days after its receipt of the same.

(b) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.17(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

SECTION 2.22. Pro Rata Treatment.

(a) Except as permitted under Sections 2.18, 2.19(c), 2.20 and 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, and each reduction of the Commitment shall be allocated pro rata among the Lenders in accordance with their respective Term Percentages.

(b) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole dollar amount.

SECTION 2.23. Right of Setoff.

If any Event of Default shall have occurred and be continuing and any Lender shall have directed the Administrative Agent to declare the Loans immediately due and payable pursuant to Section 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, the Borrower, against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the Loans to the Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.23 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 2.24. Manner of Payments.

All payments by the Borrower hereunder shall be made in Dollars, in Federal or other immediately available funds without deduction, setoff or counterclaim at the Funding Office no later than 1:00 P.M., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type.

SECTION 2.25. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.25) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) If the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction asserts a claim against the Administrative Agent or a Lender that the full amount of Indemnified Taxes or Other Taxes has not been paid, the Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.25) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other that those resulting from the Administrative Agent or Lender’s gross negligence or willful misconduct). A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction that asserts such claim) as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time such Lender becomes a party to this Agreement and at any other time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender and Administrative Agent that is a United States Person, as defined in Section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by Applicable Law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(f) If the Administrative Agent or a Lender determines, in its sole good-faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.25, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.25 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.25 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender agrees (i) that as between it and the Borrower or the Administrative Agent, it shall be the Person to deduct and withhold Taxes, and to the extent required by law it shall deduct and withhold Taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower and the Administrative Agent and any officers, directors, agents, or employees of the Borrower or the Administrative Agent against, and to hold them harmless from, any Tax, interest, additions to Tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate Governmental Authority of any claim against them relating to a failure to withhold Taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (g).

(h) Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.25, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.25.

SECTION 2.26. Certain Pricing Adjustments.

The applicable LIBOR Spread for Loans in effect from time to time shall be determined in accordance with the following table:

Moody’s/S&P Rating Equivalent	Applicable LIBOR Spread (in Basis Points)
≥ A2/A	30.0
≥ A3/A-	35.0
≥ Baa1/BBB+	45.0
≥ Baa2/BBB	55.0
≥ Baa3/BBB-	75.0
< Baa3/BBB-	100.0

In the event that S&P and Moody’s ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the higher rating of S&P or Moody’s will determine the applicable LIBOR Spread, unless the ratings are more than one level apart, in which case the rating one level below the higher rating of S&P or Moody’s will be determinative. In the event that (a) the Borrower’s senior non-credit enhanced unsecured long-term debt is not rated by both of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations) or (b) if the rating system of any of S&P or Moody’s shall change, then an amendment shall be negotiated in good faith to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior unsecured long-term debt is not rated by either of S&P or Moody’s, then the applicable LIBOR Spread shall be deemed to be calculated as if the lowest rating category set forth above applied until such time as an amendment to the table above shall be agreed to. Any increase in the applicable LIBOR Spread determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior unsecured long-term debt. Any decrease in the applicable LIBOR Spread shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.

The applicable margin for ABR Loans shall be the applicable LIBOR Spread minus 100 Basis Points (but not less than 0%).

SECTION 2.27. Reserved.

SECTION 2.28. Reserved.

SECTION 2.29. Reserved.

3. REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

SECTION 3.1. Corporate Existence and Power.

(a) Since the Effective Date, the Borrower has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and is in good standing or has applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of its properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow hereunder.

(b) Since the Closing Date, the Subsidiaries of the Borrower have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of organization and are in good standing or have applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect.

SECTION 3.2. Corporate Authority, No Violation and Compliance with Law.

The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law (including any laws related to franchising) applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (d) will not violate or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, bond, note, instrument or any other material agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties or assets are bound and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document.

SECTION 3.3. Governmental and Other Approval and Consents.

No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by the Borrower of this Agreement or the other Fundamental Documents, except such as have been obtained or made and are in full force and effect.

SECTION 3.4. Financial Statements of Borrower.

(a) The unaudited pro forma balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Spin-Off, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) the Loans made under the Five-Year Credit Agreement and the use of proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its Consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date. It is understood that the Pro Forma Balance Sheet is not necessarily indicative of the financial condition that would have resulted had the transactions described above occurred on the indicated date.

(b) The (i) audited balance sheets of the Wyndham Businesses of Cendant as at December 31, 2005 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates and (ii) unaudited balance sheet of the Wyndham Businesses of Cendant as of March 31, 2006, and the related consolidated statements of income and of cash flows for the three-month period ended on such date (the “Consolidated Financial Statements”), fairly present the financial condition of the Wyndham Businesses of Cendant as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP, subject to normal year end adjustments in the case of the March 31, 2006 financial statements.

SECTION 3.5. No Change.

Except for Disclosed Matters, since the date of the most recent audited financial statements referred to in Section 3.4, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.6. Copyrights, Patents and Other Rights.

Since the Closing Date, each of the Borrower and its Subsidiaries (a) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) to their knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect for any such infringements that, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect.

SECTION 3.7. Title to Properties.

Except as described on Schedule 3.7 and subject to Section 3.6, since the Closing Date, each of the Borrower or its Subsidiaries has good title or valid leasehold interests to each of the properties and assets reflected on the most recent balance sheet referred to in Section 3.4 (other than properties or assets owned by a Person that is consolidated with the Borrower or any of its Subsidiaries under GAAP but is not a Subsidiary of the Borrower), except for defects in title or interests that could not reasonably be expected to have Material Adverse Effect, and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.

SECTION 3.8. Litigation.

Except for Disclosed Matters, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to Environmental Law and Environmental Liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which would reasonably be expected to have Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would reasonably be expected to have Material Adverse Effect.

SECTION 3.9. Federal Reserve Regulations.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U or X of the Board.

SECTION 3.10. Investment Company Act.

The Borrower is not, and will not during the term of this Agreement be, an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.11. Enforceability.

This Agreement and the other Fundamental Documents when executed by all parties hereto and thereto will constitute legal, valid and binding obligations (as applicable) of the Borrower and the other Loan Parties party to such Fundamental Documents (enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

SECTION 3.12. Taxes.

The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local Tax returns which are required to be filed, and has paid or has caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Compliance with ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it. Neither the Borrower nor any of its Subsidiaries has, with respect to any Plan established or maintained by it, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of a material liability under Section 4069 of ERISA in an amount greater than $75,000,000. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount greater than $75,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount greater than $75,000,000.

SECTION 3.14. Disclosure.

As of the Effective Date, neither this Agreement nor the Confidential Information Memorandum dated April 2006, at the time it was furnished, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading. At the Effective Date, there is no fact known to the Borrower which has not been disclosed to the Lenders and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Subsidiaries will achieve the financial results reflected in such projections.

SECTION 3.15. Environmental Liabilities.

Except for the Disclosed Matters and except with respect to any matters, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any circumstances that are reasonably likely to become the basis for any claim of Environmental Liability against the Borrower or any of its Subsidiaries.

4. CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received this Agreement and each of the other Fundamental Documents, each executed and delivered by a duly authorized officer of each of the Loan Parties party thereto.

(b) Financial Statements. The Lenders shall have received the (a) the Pro Forma Balance Sheet, (b) the Consolidated Financial Statements and (c) unaudited consolidated financial statements of the Wyndham Businesses of Cendant as of March 31, 2006, which may be delivered to the Lenders by delivery of the Borrower’s Form 10 containing such financial statements, to the extent such Form 10 is filed and publicly available prior to the Effective Date.

(c) Payment of Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(d) Corporate Documents for the Loan Parties. The Administrative Agent shall have received a certificate of an authorized officer of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of such Loan Party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Loan Party authorizing the borrowings hereunder, in the case of the Borrower, and the execution, delivery and performance in accordance with their respective terms of the Loan Documents to which such Loan Party is party to and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party to or any other document delivered by it in connection herewith (such certificate to contain a certification by another officer of such Loan Party as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (d)).

(e) Opinions of Counsel. The Administrative Agent shall have received the executed written opinion, dated the date of the Effective Date and addressed to the Administrative Agent and the Lenders, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, substantially in the form of Exhibit B.

(f) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower’s chief executive officer or chief financial officer certifying, as of the Effective Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.

(g) Projections. The Lenders shall have received projections through 2008, which may be delivered to the Lenders by delivery of the Confidential Information Memorandum referred to in Section 3.14.

(h) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Borrower and the financing contemplated hereby shall have been obtained and be in full force and effect.

SECTION 4.2. Conditions Precedent to Closing.

The availability of the extensions of credit to be made on the Closing Date is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing as required by this Agreement.

(b) Representations and Warranties. The representations and warranties set forth in Section 3 hereof (other than those set forth in Sections 3.5 and 3.8 which shall be deemed made only on the Effective Date) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date).

(c) No Event of Default. No Event of Default or Default shall have occurred and be continuing.

5. AFFIRMATIVE COVENANTS

From the date of the initial Loans and for so long as any amount shall remain outstanding or unpaid under this Agreement, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

SECTION 5.1. Financial Statements, Reports, etc.

The Borrower will furnish to the Administrative Agent and to each Lender:

(a) As soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, shareholders’ equity and cash flows for such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing as shall be retained by the Borrower and satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (A) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, as at the dates indicated and the results of the operations and cash flows for the periods indicated and (B) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;

(b) As soon as is practicable, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of income (or changes in financial position) for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by the chief financial officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Borrower, all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure;

(c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the Responsible Officer, substantially in the form of Exhibit D hereto (i) stating whether or not the signer has knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has knowledge, the nature thereof and any action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.5 and 6.6 hereof;

(d) With reasonable promptness, copies of such financial statements and reports that the Borrower may make to, or file with, the SEC and such other information, certificates and data with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any of the Lenders;

(e) Promptly upon any Responsible Officer obtaining actual knowledge of the occurrence of any Default or Event of Default, a certificate of the Responsible Officer specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f) Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining actual knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give notice thereof to the Lenders and provide such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters; and

(g) Together with each set of financial statements required by paragraph (a) above, a certificate of the independent certified public accountants rendering the report and opinion thereon (which certificate may be limited to the extent required by accounting rules or otherwise) (i) stating whether, in connection with their audit, any Default or Event of Default has come to their attention, and if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof, and (ii) stating that based on their audit nothing has come to their attention which causes them to believe that the matters specified in paragraph (c)(ii) above for the applicable fiscal year are not stated in accordance with the terms of this Agreement.

(h) Information required to be delivered pursuant to paragraphs (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.1 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

SECTION 5.2. Corporate Existence; Compliance with Statutes.

Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by, any Governmental Authority, including without limitation, the Federal Trade Commission’s “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” as amended from time to time (16 C.F.R. §§ 436.1 et seq.) and all state laws and regulations of similar import; provided, however, that mergers, dissolutions and liquidations permitted under Section 6.2 shall be permitted.

SECTION 5.3. Insurance.

Maintain with financially sound and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided, however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practices.

SECTION 5.4. Taxes and Charges.

Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local Taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any material Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

SECTION 5.5. ERISA Compliance and Reports.

Furnish to the Administrative Agent (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the Borrower knows that any ERISA Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any of its Subsidiaries of such ERISA Event with the PBGC, (b) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (c) unless such event, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

SECTION 5.6. Maintenance of and Access to Books and Records; Examinations.

Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours and upon advance notice (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the Lenders if an

Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records (in each case subject to the Borrower or its Subsidiaries’ obligations under applicable confidentiality provisions) and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and, so long as a representative of the Borrower is present, independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. Notwithstanding Section 10.4, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with such visit or inspection.

SECTION 5.7. Maintenance of Properties.

Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8. Changes in Character of Business.

Cause the Borrower and its Subsidiaries taken as a whole to be primarily engaged in the vacation ownership, vacation rental and exchange, lodging and franchising and services businesses.

6. NEGATIVE COVENANTS

From the date of the initial Loan and for so long as any amount shall remain outstanding or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.1. Limitation on Indebtedness.

Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary except:

(a) Indebtedness in existence on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not materially more adverse to the Lenders;

(b) purchase money Indebtedness (including Capital Leases) provided that such Indebtedness is secured by Liens permitted by Section 6.3(c);

(c) Guaranty Obligations;

(d) Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;

(e) Indebtedness of any Material Subsidiary issued and outstanding prior to the date on which such Person became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (f) and (g) below, shall not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;

(f) any renewal, extension or modification of Indebtedness under paragraph (e) above so long (i) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not materially more adverse to the Lenders and (ii) the principal amount of such Indebtedness is not increased;

(g) other Indebtedness of any Material Subsidiary in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) above, does not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;

(h) Securitization Indebtedness;

(i) derivatives transactions entered into in the ordinary course of business pursuant to hedging programs; and

(j) Indebtedness under the Landal Facilities in an aggregate principal amount not to exceed $300,000,000;

(k) Indebtedness under the Trendwest Facilities in an aggregate principal amount not to exceed $400,000,000, provided that the amount of Indebtedness permitted under this Section 6.1(k) shall be reduced in an equal amount by the amount of Securitization Indebtedness incurred by Trendwest or any of its Subsidiaries;

(l) Non-Recourse Indebtedness in an aggregate principal amount not to exceed $100,000,000; and

(m) Indebtedness of any Loan Party pursuant to any Fundamental Document.

If the Material Subsidiary’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

SECTION 6.2. Consolidation, Merger, Sale of Assets.

(a) Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity or the successor to the Borrower has unconditionally assumed in writing all of the payment and performance obligations of the Borrower under this Agreement and the other Fundamental Documents, (ii) in which the surviving entity becomes a Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation, or (iii) involving a Subsidiary in connection with a transaction permitted by Section 6.2(b); provided, however, that immediately prior to and on a Pro Forma Basis after giving effect to any such transaction described in any of the preceding clauses (i), (ii) and (iii) no Default or Event of Default has occurred and is continuing.

(b) The Borrower and its Subsidiaries (either individually or collectively and whether in one transaction or series of related transactions) will not sell or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (it being understood that nothing in this Section 6.2(b) shall be deemed to prohibit the Spin-Off).

SECTION 6.3. Limitations on Liens.

Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries, except:

(a) Liens for taxes, assessments, governmental charges and other similar obligations not yet due or which are being contested in good faith by appropriate proceedings;

(b) Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;

(d) Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(e) to the extent not covered by clause (b) above, Liens securing judgments which do not constitute an Event of Default;

(f) Liens created under any Fundamental Document;

(g) Liens existing on the Closing Date and any extensions or renewals thereof;

(h) Liens securing (or covering property constituting the source of payment for) any Indebtedness permitted pursuant to clauses (d), (h), (j), (k) or (l) of Section 6.1;

(i) to the extent not covered by clause (h) above, Liens on equity interests or other securities issued by a Securitization Entity, securing (or covering property constituting the source of payment for) Securitization Indebtedness; and

(j) other Liens securing obligations having an aggregate principal amount not to exceed the greater of 15% of Consolidated Net Worth and $200,000,000.

If the Borrower’s or the Material Subsidiary’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

SECTION 6.4. Sale and Leaseback.

Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Subsidiaries acquires or leases back the right to use such property except that the Borrower and its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $150,000,000 in the aggregate on a cumulative basis, and except any arrangements existing on the Closing Date, including but not limited to sale-leaseback transactions existing under the Landal Facilities, and any renewals, extensions or modifications thereof, or replacements or substitutions therefor, so long as such renewals, extensions or modifications are effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders in any material respect.

SECTION 6.5. Consolidated Leverage Ratio.

Permit the Consolidated Leverage Ratio for any Rolling Period ending after June 30, 2006 to be greater than 3.5 to 1.0.

SECTION 6.6. Consolidated Interest Coverage Ratio.

Permit the Consolidated Interest Coverage Ratio for any Rolling Period ending after June 30, 2006 to be less than 3.0 to 1.0.

SECTION 6.7. Accounting Practices.

Establish a fiscal year ending on any date other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP or the SEC.

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made by the Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or with the Borrowings hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of any principal of or interest on any Loan or of any fees or other amounts payable by the Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest, such default shall continue unremedied for five days, and in the case of payments other than of any principal amount of or interest on any Loan, such default shall continue unremedied for five days after written notice of non-payment has been received by the Borrower from the Administrative Agent;

(c) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(e) (with respect to notice of Default or Events of Default), 5.8 or Section 6 of this Agreement;

(d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty days after the Borrower obtains knowledge of such occurrence;

(e) (i) default in payment shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Subsidiaries; and provided, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries; and provided, further, that in the case of any derivative transaction described in Section 6.1(j), each reference in this clause (e) to the amount of $50,000,000 shall mean the amount payable by the Borrower or any of its Subsidiaries in connection with a default or “other circumstance” described in clause (i), (ii) or (iii) and not to the notional amount of such derivative transaction;

(f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;

(g) any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty days;

(h) the occurrence of a Change in Control;

(i) final judgment(s) for the payment of money in excess of $50,000,000 (to the extent not paid or covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries which within thirty days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty days from the entry of a final order of affirmance on appeal;

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which the Borrower has a liability which has not yet been satisfied) that have occurred, would result in a Material Adverse Effect; or

(k) the Cendant Guaranty shall cease, for any reason other than by its terms, to be in full force and effect;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or shall, if directed by the Required Lenders, declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. If an Event of Default specified in paragraphs (f) or (g) above shall have occurred, the principal of and interest on the Loans and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding.

8. THE ADMINISTRATIVE AGENT

SECTION 8.1. Administration by Administrative Agent.

The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriates together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The

Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein. Any Lender which is not the Administrative Agent (regardless of whether such Lender bears the title of any other Agent or any similar title, as indicated on the signature pages hereto) for the credit facility hereunder shall not have any duties or responsibilities except as a Lender hereunder.

SECTION 8.2. Advances and Payments.

(a) On the date of the making of the Loans, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate applicable to ABR Loans) to the Administrative Agent.

(b) Any amounts received by the Administrative Agent in connection with this Agreement the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein, first, to pay accrued but unpaid interest on the Loans, second, the principal balance outstanding on the Loans and third, to pay other amounts payable to the Administrative Agent and/or the Lenders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the Lenders, promptly after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.3. Sharing of Setoffs and Cash Collateral.

Each of the Lenders agrees that if it shall, through the operation of Section 2.23 hereof or the exercise of a right of bank’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loan as a result of which the unpaid portion of its Loan is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loan prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.

SECTION 8.4. Notice to the Lenders.

Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 8.5. Liability of Administrative Agent.

(a) The Administrative Agent, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent nor its directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order, or for the designation or failure to designate this transaction as a “Highly Leveraged Transaction” for regulatory purposes, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.

(b) Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of their respective obligations under this Agreement or any related agreement or document or in connection herewith or therewith.

(c) The Administrative Agent, in such capacity hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 8.6. Reimbursement and Indemnification.

Each of the Lenders severally and not jointly agrees (to the extent not reimbursed or otherwise paid by the Borrower (pursuant to Section 10.5 hereof)) (i) to reimburse the Administrative Agent, in the amount of its Term Percentage, for any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in the amount of its Term Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification).

SECTION 8.7. Rights of Administrative Agent.

It is understood and agreed that JPMorgan Chase Bank shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Subsidiary or other Affiliate thereof as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided that no such delegation shall limit or reduce in any way the Administrative Agent’s duties and obligations to the Borrower under this Agreement. The Administrative Agent and any such sub-agent, and any Affiliate of the Administrative Agent or any such sub-agent, may perform any and all its duties and exercise its rights and powers through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of Section 8.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.8. Independent Investigation by Lenders.

Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans based on its own analysis of the transactions contemplated hereby, based on such documents and other information as it has deemed appropriate and on the creditworthiness of the Borrower and agrees that the Administrative Agent shall bear no responsibility therefor.

SECTION 8.9. Notice of Transfer.

The Administrative Agent may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.

SECTION 8.10. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower (with the consent of the Required Lenders, which shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Borrower and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which with the consent of the Borrower, which will not be unreasonably withheld, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.11. Reserved.

SECTION 8.12. Agents Generally.

Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such; and shall incur no liability, under this Agreement and the other Fundamental Documents.

9. RESERVED

10. MISCELLANEOUS

SECTION 10.1. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed as follows:

(i) if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 1111 Fannin, 10th floor, Houston, Texas 77002, Attention of Jen Yi Lin (Telephone No. 713-750-3550; Facsimile No. 713-750-2932), with a copy to Randolph Cates (Facsimile No. 212-270-3279);

(ii) if to the Borrower, to it at Seven Sylvan Way, Parsippany, NJ 07054, Attention of Corporate Secretary (Facsimile No. 973-496-1127) and Treasurer (Facsimile No. 973-496-1192), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention of James M. Douglas (Facsimile No. 917-777-2868); and

(iii) if to a Lender, to it at its address notified to the Administrative Agent (or set forth in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder);

or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.

(b) Any party hereto may change its address or telecopy number and other communications hereunder for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.2. Survival of Agreement, Representations and Warranties, etc.

All warranties, representations and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitment has not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

SECTION 10.3. Successors and Assigns; Syndications; Loan Sales; Participations.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided, however, that the Borrower may not assign its rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.

(b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent and the Borrower, which consents shall not be unreasonably withheld or delayed, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan at the time owing to it); provided, however, that (1) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (2) the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum principal amount of $1,000,000 (or, if less, the remaining portion of the assigning Lender’s rights and obligations under this Agreement) unless otherwise agreed by the Borrower and the Administrative Agent, (3) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (4) no Lender shall assign or sell participations of all or a portion of its interest in a Loan to any Person who is (A) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury

Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (B) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days (or such shorter period approved by the Administrative Agent) after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(c) Notwithstanding the other provisions of this Section 10.3, each Lender may at any time make an assignment of its interests, rights and obligations under this Agreement to (i) any Affiliate of such Lender or (ii) any other Lender hereunder without the consent of the Borrower provided that it meets the registration requirements in Section 10.3(b)(4).

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. Any assignment shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower.

(g) Each of the Lenders may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.18, 2.19, 2.21 and 2.25 hereof (and subject to the limitations thereof) but a Participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive; provided that a Participant shall not be entitled to the benefits of Section 2.25 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.25(e) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(h) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or Participant or proposed assignee or Participant, any information, including confidential information, relating to the Borrower furnished to the Administrative Agent by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant agrees in writing to be bound by the confidentiality provisions of Section 10.15.

(i) Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Indebtedness held by that Lender shall at all times be within its exclusive control.

(j) Any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, all or a portion of its rights under this Agreement, including any such pledge or grant to any Federal Reserve Bank, and, with respect to any Lender which is a fund, to the fund’s trustee in support of its obligations to such trustee, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. The Borrower shall, upon receipt of a written request from any Lender, issue a Note to facilitate such transactions.

SECTION 10.4. Expenses.

Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication, preparation, execution, delivery and administration of this Agreement, the making of the Loans, the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, as well as all reasonable and documented out-of-pocket expenses incurred by the Lenders in connection with any restructuring or workout of this Agreement or in connection with the enforcement or protection of the rights of the Lenders in connection with this Agreement or any other Fundamental Document, and with respect to any action which may be instituted by any Person against any Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the reasonable and documented fees and disbursements of any counsel for the Lenders, provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or any proceeding effected without the Borrower’s written consent. Such payments shall be made on the Closing Date and thereafter on demand. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

SECTION 10.5. Indemnity.

Further, by the execution hereof, the Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable and documented fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any of its Related Parties, provided, however, the Borrower shall not be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Indemnified Parties, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement of any proceeding effected without the Borrower’s written consent, and provided further, however, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations of the Borrower specified in Section 10.4. The obligations of the Borrower under this Section 10.5 shall survive the termination of this Agreement and/or payment of the Loans.

SECTION 10.6. CHOICE OF LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.7. No Waiver.

No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.8. Extension of Maturity.

Except as otherwise specifically provided in Section 1 or 8 hereof, should any payment of principal, interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.9. Amendments, etc.

(a) Except as expressly set forth in this Agreement, no modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of each Lender affected thereby (i) alter the stated maturity or principal amount of any installment of any Loan or decrease the rate of interest payable thereon or extend the scheduled date of any payment thereof, (ii) waive a default under Section 7(b) hereof with respect to a scheduled principal installment of any Loan, (iii) release Cendant from its obligations under the Cendant Guaranty (except in accordance with its terms) or (iv) amend Section 2.22, 2.23 or 8.3 in a manner that would alter the pro rata sharing of payments required thereby; and provided, further that no such modification or amendment shall without the written consent of all of the Lenders (x) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders or (y) amend this Section 10.9 or the definition of Required Lenders. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.

(b) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and each of the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (ii) the applicable margin for such Replacement Term Loans shall not be higher than the applicable margin for such Replaced Term Loans and (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

SECTION 10.10. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.11. SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT OR A LENDER. THE BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH LENDER AND THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1 HEREOF. THE BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER OR SUCH ASSETS MAY BE FOUND.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 10.12. Headings.

Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.13. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 10.14. Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into among the Borrower, the Administrative Agent, the Syndication Agents or any Lender (other than the provisions of the letter agreements dated May 25, 2006, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., relating to fees and expenses and syndication issues) prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

SECTION 10.15. Confidentiality.

Each of the Administrative Agent and the Lenders agrees that it will not use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby. Neither the Administrative Agent nor any Lender shall disclose to any Person the Confidential Information, except

(a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other professional advisors who need to know the Confidential Information for purposes related to this Agreement or any other Fundamental Document or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement or the other Fundamental Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in accordance with the provisions of this Section 10.15),

(b) to the extent requested by any regulatory authority having jurisdiction over it or its Affiliates,

(c) to the extent required by Applicable Law, regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by Applicable Law and the Administrative Agent or such Lender, as the case may be, shall, to the extent permitted by Applicable Law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by Applicable Law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature,

(d) to any other Lender party to this Agreement,

(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g) with the prior written consent of the Borrower or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, its Affiliates or Representatives, which source, to the reasonable knowledge of the Administrative Agent or any Lender, as may be appropriate, is not prohibited from disclosing such Confidential Information to the Administrative Agent or such Lender by a contractual, legal or fiduciary obligation, to the Borrower, the Administrative Agent or any Lender.

(i) Neither the Administrative Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower. The obligations of the Administrative Agent and each Lender under this Section 10.15 shall survive the termination or expiration of this Agreement.

SECTION 10.16. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall promptly provide such information upon request by any Lender. In connection therewith, each Lender hereby agrees that the confidentiality provisions set forth in Section 10.15 shall apply to any non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Section 10.16.

SECTION 10.17. Replacement of Lenders.

If any Lender refuses to consent to an amendment, modification or waiver of this Agreement that is approved by the Required Lenders pursuant to Section 10.9 (a “Non-Consenting Lender”), if any Lender is a Defaulting Lender, or under any other circumstances set forth herein expressly providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent and subject to Section 2.21, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.3 to one or more banks or other entities procured by the Borrower upon receipt of accrued fees and interest and all other amounts due and owing to it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

WYNDHAM WORLDWIDE CORPORATION,
as Borrower

By:	/Virginia M. Wilson/
Name:	Virginia M. Wilson
Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/Randolph Cates/
Name:	Randolph Cates
Title:	Vice President

SIGNATURE PAGE TO INTERIM TERM LOAN AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent and Lender

By:	/Timothy J. McNaught/
Name:	Timothy J. McNaught
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as Syndication Agent and Lender

By:	/Todd Meller/
Name:	Todd Meller
Title:	Managing Director

BANK OF AMERICA, N.A., as Documentation Agent and Lender

By:	/Lesa J. Butler/
Name:	Lesa J. Butler
Title:	Senior Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Documentation Agent and Lender

By:	/Karl Studer/
Name:	Karl Studer
Title:	Director

By:	/Karl Lesnik/
Name:	Karl Lesnik
Title:	Assistant Vice President

SIGNATURE PAGE TO INTERIM TERM LOAN AGREEMENT

Signature Page to Wyndham Worldwide Corporation
Interim Term Loan Agreement,

[INSERT LENDER NAME]

By:
Name:
Title: